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                                August 13, 1997

                                                                C73127-00018
                                                                C73127-00031

Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California 90292

        Re:     Quarterdeck Corporation -- Form S-3 Registration Statement

Ladies and Gentlemen:

        We have acted as special counsel to Quarterdeck Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of 1,563,397 shares of the Company's common stock, $.001 par value (the "Shares") pursuant to a Registration Statement on Form S-3 (File No. 333-31693) (the "Registration Statement"). The Shares are being offered for sale by certain stockholders of the Company who were formerly shareholders of Limbex Corporation and Interlink Technology Co. (the "Selling Stockholders") identified in the Registration Statement.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Stockholders have been duly authorized and with respect to (i) the 205,000 shares of common stock to be offered for sale by the Selling Stockholders who were formerly shareholders of Interlink Technology Co. are, and (ii) the 1,358,397 shares to be issued to, and offered for sale by, the Selling Stockholders who were formerly shareholders of Limbex Corporation will be, when issued in accordance with the terms of the Agreement and Plan of Reorganization dated as of August 13, 1996 among the Company, Limbex Corporation and the shareholders of Limbex Corporation parties thereto, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                        Very truly yours,


                                        GIBSON, DUNN & CRUTCHER LLP